Filed Pursuant to Rule 433
Registration Statement No. 333-171670
No.  333-171670-02

Free Writing Prospectus

$1,615,000 Face Amount of Class A-2013 Zero Coupon Certificates, Series 2012-1
$1,661,000 Face Amount of Class A-2014 Zero Coupon Certificates, Series 2012-1
$1,661,000 Face Amount of Class A-2015 Zero Coupon Certificates, Series 2012-1
$1,661,000 Face Amount of Class A-2016 Zero Coupon Certificates, Series 2012-1
$1,661,000 Face Amount of Class A-2017 Zero Coupon Certificates, Series 2012-1
$25,250,000 Face Amount of Class A-2037 Callable Step Up Certificates, Series 2012-1

Fixed Income Trust for Prudential, Inc. Notes, Series 2012-1
 Issuing Entity

Fixed Income Client Solutions LLC
Depositor and Sponsor

On or about June 11, 2012, the issuing entity will issue six classes of trust certificates, Series 2012-1 (the “certificates”) with the following characteristics:

Class A-2013 Zero Coupon Certificates

Face amount of the class A-2013 certificates	$1,615,000

Public offering price per class A-2013 certificate	98.32028%

Expected yield to maturity	1.75%

Pricing date	May 22, 2012

Settlement date	June 11, 2012

Related underlying securities payment dates	December 1, 2012 and June 1, 2013, or if any such date is not a business day, on the next succeeding business day

Maturity date	June 1, 2013, or if such date is not a business day, on the next succeeding business day

CUSIP	33834C AB2

Class A-2014 Zero Coupon Certificates

Face amount of the class A-2014 certificates	$1,661,000

Public offering price per class A-2014 certificate	95.21812%

Expected yield to maturity	2.50%

Pricing date	May 22, 2012

Settlement date	June 11, 2012

Related underlying securities payment dates	December 1, 2013 and June 1, 2014, or if any such date is not a business day, on the next succeeding business day

Maturity date	June 1, 2014, or if such date is not a business day, on the next succeeding business day

CUSIP	33834C AC0

Class A-2015 Zero Coupon Certificates

Face amount of the class A-2015 certificates	$1,661,000

Public offering price per class A-2015 certificate	91.52990%

Expected yield to maturity	3.00%

Pricing date	May 22, 2012

Settlement date	June 11, 2012

Related underlying securities payment dates	December 1, 2014 and June 1, 2015, or if any such date is not a business day, on the next succeeding business day

Maturity date	June 1, 2015, or if such date is not a business day, on the next succeeding business day

CUSIP	33834C AD8

Class A-2016 Zero Coupon Certificates

Face amount of the class A-2016 certificates	$1,661,000

Public offering price per class A-2016 certificate	87.98010%

Expected yield to maturity	3.25%

Pricing date	May 22, 2012

Settlement date	June 11, 2012

Related underlying securities payment dates	December 1, 2015 and June 1, 2016, or if any such date is not a business day, on the next succeeding business day

Maturity date	June 1, 2016, or if such date is not a business day, on the next succeeding business day

CUSIP	33834C AE6

Class A-2017 Zero Coupon Certificates

Face amount of the class A-2017 certificates	$1,661,000

Public offering price per class A-2017 certificate	83.74380%

Expected yield to maturity	3.60%

Pricing date	May 22, 2012

Settlement date	June 11, 2012

Related underlying securities payment dates	December 1, 2016 and June 1, 2017, or if any such date is not a business day, on the next succeeding business day

Maturity date	June 1, 2017, or if such date is not a business day, on the next succeeding business day

CUSIP	33834C AF3

Class A-2037 Callable Step Up Certificates

Face amount of the class A-2037 certificates	$25,250,000

Public offering price per class A-2037 certificate	86.26975%

Class A-2037 pass-through rate	Prior to and including June 1, 2017, 0% per annum; after June 1, 2017, 6.58% per annum

Pricing date	May 22, 2012

Settlement date	June 11, 2012

Distribution dates/related underlying securities payment dates	December 1, 2017, and each June 1 and December 1 through and including December 1, 2037, or if any such date is not a business day, on the next succeeding business day

Call date	June 1, 2017

Maturity date	December 1, 2037, or if such date is not a business day, on the next succeeding business day

CUSIP	33834C AG1

The date of this free writing prospectus is May 23, 2012.

The certificates will be offered through the underwriters at the price shown above.  Application will be made for the class A-2037 certificates to be listed on the New York Stock Exchange.  No other class of certificates will be listed on any securities exchange.

The certificates will not be offered in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

Fixed Income Client Solutions LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Fixed Income Client Solutions LLC has filed with the SEC for more complete information about Fixed Income Client Solutions LLC, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Fixed Income Client Solutions LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-421-7858.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.